Exhibit 27 (k)

                                [OBJECT OMITTED]
                         National Life Insurance Company
               One National Life Drive o Montpelier, Vermont 05604
--------------------------------------------------------------------------------
D. Russell Morgan                                   Direct Dial:  (802) 229-3113
Assistant General Counsel                                   FAX:  (802) 229-3743
Law Department - M500
E-mail:rmorgan@nationallife.com

                                                                     May 1, 2003
National Life Insurance Company
National Life Drive
Montpelier, Vermont  05604


Dear Sirs:


     This opinion is furnished in connection with the filing of a Post-Effective Amendment No. 13 to a Registration Statement on Form N-6 ("Registration Statement") under the Securities Act of 1933, as amended, of National Variable Life Insurance Account (the "Separate Account") and National Life Insurance Company ("National Life"), covering an indefinite amount of premiums expected to be received under certain flexible premium adjustable benefit individual variable life insurance policies ("Policies") to be offered by National Life. Under the Policies, amounts will be allocated by National Life to the Separate Account as described in the prospectus included in the Registration Statement to support reserves for such Policies.

     In my capacity as Assistant General Counsel of National Life, I have examined all such corporate records of National Life and such other documents and laws as I consider appropriate as a basis for the opinion hereinafter expressed. Based upon such examination, I am of the opinion that:

     1. National Life is a corporation duly organized and validly existing under the laws of the State of Vermont.

     2. The Separate Account has been duly created and is validly existing as a separate account pursuant to Title 8, Vermont Statutes Annotated, Sections 3855 to 3859.

     3. The portion of the assets to be held in the Separate Account equal to the reserves and other liabilities under the Policies is not chargeable with liabilities arising out of any other business National Life may conduct.

     4. The Policies have been duly authorized by National Life and, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of National Life in accordance with their terms.

     I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 13 to the N-6 Registration Statement and to the reference to my name under the heading "Legal Matters" in the Statement of Additional Information.

                                                       Very truly yours,



                                                       D. Russell Morgan
                                                       Assistant General Counsel